Exhibit 99.1

Insurance Auto Auctions, Inc.

2006 Incentive Plan

Executive Management

Insurance Auto Auctions, Inc.

2006 Incentive Plan – Executive Management

SECTION 1 OBJECTIVE

The purpose of this 2006 Incentive Plan – Executive Management (the “Plan”) is to motivate and reward key executives and management personnel responsible for the successful achievement of Insurance Auto Auctions, Inc. (the “Company”) financial goals along with specific personal goals during the Plan year. Performance will be evaluated against pre-determined financial objectives so that each Participant will know what specific performance will be required to achieve an incentive award.

SECTION 2 EFFECTIVE DATE

This Plan is effective December 28, 2005. The Plan year shall coincide with the Company’s fiscal year. The Company reserves the right to revise or terminate the Plan at any time, with or without advance notice.

SECTION 3 PARTICIPATION

Only personnel whose responsibilities and accomplishments can be directly identified with the achievement of major business goals are eligible to participate. The participants in the Plan (the “Participants”) and their incentive opportunity at target shall be determined by the Company’s compensation committee of the Board of Directors (the “Compensation Committee”).

No employee shall have a right to be selected as a Participant in any year, or having been selected as a Participant for one year, to be a Participant in any other year. Participation does not constitute a guarantee of employment for the entire Plan year, or any specific time period.

SECTION 4 ELIGIBILITY

Key executives are eligible to participate in the Program provided that the Chief Executive Officer approves them. The Company’s Chief Executive Officer shall approve individual Participants and their target incentive opportunity for the Plan year as well as any changes in Target Incentive Opportunities during the Plan year, as changes in assignments warrant.

The Company’s Chief Executive Officer must approve additions to the Executive Incentive Plan after the start of the Plan year and prior to October 1, 2006. After October 1, 2006 additional Participants will not be added to the Plan until the beginning of the next Plan year. The amount of incentive award paid will be prorated based on the employee’s date of Plan entrance or employment. These same guidelines apply to employees who are promoted into an incentive plan position during the year.

Any actions taken by the Company’s Chief Executive Officer pursuant to this Section 4 shall be subject to the approval of the Compensation Committee.

SECTION 5 INCENTIVE OPPORTUNITY

Incentive opportunities are expressed as a percentage of total base salary for the plan year and vary by organization level.

SECTION 6 INCENTIVE AWARDS

Incentive awards are earned based on achievement of specific objectives. For the 2006 fiscal year, each Participant’s incentive award will be based upon obtaining the EBITDA target, as determined by the Compensation Committee.

Each year budgets are prepared and submitted to the Company’s Chief Executive Officer and Board of Directors for review and approval. In order for the incentive plan to be truly motivational and assist in achieving corporate growth objectives, two principles will be adhered to closely:

•	Budgets must be realistic, yet rigorous. Budgets should set attainable goals; yet, to attain these goals above average performance will be required. Presumably, base salary is being paid for average performance and is thus sufficient.

•	Equity requires that each budget have relatively equal “stretch”. The Chief Executive Officer will review each budget to evaluate the “stretch”.

Incentive Awards will be based on achievement of specific objectives as determined by the Compensation Committee. The Company must achieve at least 90% of the EBITDA target before any incentive awards are earned. Overall percentage achievement above plan will be factored up 100% to arrive at the payout percentage. Overall percentage achievement below plan will be factored down by 50% to arrive at the payout percentage. For example, the incentive factor would require payout at 120% of target for 10% above plan performance.

Maximum achievement will be 130%. Using the incentive factors, this results in an initial payout of 85% of target once the threshold is achieved to a maximum payout of 160% of target.

The Chief Executive Officer has the right to designate individual goals and objectives for specific Participants as a part of their incentive calculation, subject to the approval of the Compensation Committee.

SECTION 7 DEFINITION OF FINANCIAL PERFORMANCE

The financial performance measurement for awards under this Plan shall be calculated based on attaining the EBITDA target determined by the Compensation Committee.

EBITDA is defined as earnings before interest, tax, depreciation, amortization and other non-cash items. The Compensation Committee shall adjust EBITDA and the EBITDA target for acquisitions and dispositions, including transaction expenses related thereto. The Committee’s determination on the EBITDA calculation shall be final and conclusive.

SECTION 8 PLAN ADMINISTRATION

The Chief Executive Officer of Insurance Auto Auctions, Inc. will approve final bonus recommendations and authorize the distribution of incentive bonus checks to Participants after approval. The Chief Executive Officer, acting under the direction of the Compensation Committee, is the final authority to resolve any issues or disputes that arise in the administration of the plan.

Adjustments to the Incentive Plan Awards may be made to reflect changes in responsibility, account reassignment, etc., at the discretion of the Company. Any amendments to the Plan or adjustments to an award must be approved by the Company’s Chief Executive Officer.

The cost of the incentive pool will be recognized through the monthly accrual of funds equivalent to the total target award payment for all Participants divided by 12 months. Accruals will be adjusted based on actual financial performance against financial plan goals.

SECTION 9 INCENTIVE AWARD PAYMENT

Incentive payments to eligible Participants will be made within 90 days after year-end (but not before completion of the annual audit of the Company’s financial statements).

Participants must be on the payroll and in good standing on the date awards are paid to be eligible for an award payment.

SECTION 10 TERMINATIONS

The following provisions will cover Participants whose employment with the Company terminates during the Plan year:

•	Participants voluntarily terminating their employment or Participants discharged for cause forfeit all rights to any incentive award payment under this Plan. The Company shall have the sole right to determine what constitutes “cause” for purposes of this paragraph.

•	Prorated incentive awards will be paid to Participants whose employment with the company terminates during the Plan year due to retirement, permanent and total disability, or death. Pro-rated incentive awards will be also be paid to Participants who are granted a leave of absence during the Plan year.

SECTION 11 ASSIGNMENTS AND TRANSFERS

The rights and interests of a Participant under the Plan may not be assigned, encumbered or transferred except, in the event of the death of a Participant, to his/her designated beneficiary, or in the absence of such designation by will or the laws of descent and distribution.

SECTION 12 PLAN ADJUSTMENTS

The Compensation Committee may make adjustments as it deems advisable in order to give consideration to distinguished performance, changes in accounting rules, principles, or methods, disputes that may arise, or other extraordinary events and to adjust Financial Performance measures in recognition of such occurrence.